Mail Stop 0306

      	May 4, 2005

Mr. John R. Considine
Executive Vice President and Chief Financial Officer
Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, New Jersey 07417-1880

      Re:	Becton, Dickinson and Company
      Form 10-K for the fiscal year ended September 30, 2004
      Filed December 13, 2004
      File No. 001-04802

Dear. Mr. Considine:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant